UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HOSPIRA, INC.
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EXPLANATORY NOTE

On March 31, 2006, Hospira issued a press release announcing the nomination of Ronald A. Matricaria and Mark F. Wheeler for election to Hospira’s board of directors by the shareholders at Hospira’s 2006 Annual Meeting of Shareholders. Such press release is included herewith.

For Immediate Release Media Shannon Gore 224-212-2003 Financial Community Lynn McHugh 224-212-2363

HOSPIRA NOMINATES RONALD A. MATRICARIA AND
MARK F. WHEELER FOR ELECTION TO BOARD

LAKE FOREST, Ill., March 31, 2006 — Hospira, Inc. (NYSE: HSP), one of the largest hospital products manufacturers in the United States, said today that its board of directors has nominated Ronald A. Matricaria and Mark F. Wheeler, M.D., M.P.H., for election to the board at its 2006 Annual Meeting of Shareholders on May 17. Matricaria and Wheeler bring deep industry expertise in pharmaceuticals and medical devices, and healthcare information technology (IT), respectively, having both led and advised a variety of companies.

“Ron and Mark would be exceptional additions to the Hospira board,” said David A. Jones, chairman, Hospira. “Their differentiated operational experiences and healthcare backgrounds will complement our current board membership and will be instrumental in helping the company continue to advance its business strategy and long-term growth goals.”

Hospira, Inc.

275 North Field Drive

Lake Forest, IL 60045

www.hospira.com

-MORE-

Matricaria, 63, served as chairman, chief executive officer and president of St. Jude Medical, Inc., a St. Paul, Minn.-based developer, manufacturer and distributor of cardiovascular medical devices, at various times from April 1993 to December 2002. There, he led the company’s diversification strategy to become a broad-based cardiovascular device company, which today is a global leader in heart valve products and a major supplier of cardiac rhythm management products and services. Prior to joining St. Jude, Matricaria spent 23 years at Eli Lilly and Company in a variety of management positions.

He retired from the St. Jude board of directors in 2002 and currently serves as a director of Invitrogen Corp. and VistaCare, Inc., and as non-executive chairman of the board of Haemonetics Corporation. Matricaria earned his bachelor’s degree from the Massachusetts College of Pharmacy in Boston.

An entrepreneur and physician, Wheeler, 56, co-founded Phamis — a healthcare information solutions company — in 1980, and led product development through its 1997 merger with IDX Systems Corporation, a healthcare IT services provider.

Following the merger, Wheeler served as the chief technical architect of IDX — designing the IT architecture and managing the evaluation and integration of new technology for the Carecast business unit. Carecast is a leader in providing integrated clinical and financial administrative software solutions and services across the healthcare enterprise. Wheeler served in this role from 1997 until December 2005, when IDX was acquired by General Electric Company, and served on IDX’s board of directors from 1999 through the acquisition. Wheeler is currently acting vice president, Engineering, Centricity Enterprise business unit, General Electric.

He received his bachelor’s degree from Yale College, medical degree from Yale University School of Medicine, and master’s degree in public health from the University of Washington School of Public Health and Community Medicine.

Matricaria and Wheeler are being nominated to replace Judith C. Pelham and William L. Weiss, who announced their resignations earlier this month, effective as of the 2006 Annual Meeting of Shareholders.

Hospira began mailing its proxy materials for the 2006 Annual Meeting of Shareholders today, and filed its proxy statement with the Securities and Exchange Commission (SEC). The proxy statement is available in the investor relations section of Hospira’s Web site, www.hospirainvestor.com, or on the SEC’s Web site, www.sec.gov.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™ by developing, manufacturing and marketing products that help improve the productivity, safety and efficacy of patient care. With 70 years of service to the hospital industry, Hospira’s portfolio includes one of the industry’s broadest lines of generic acute-care injectables, which help address the high cost of proprietary pharmaceuticals; integrated solutions for medication management and infusion therapy; and the leading U.S. injectable contract manufacturing business. Headquartered in Lake Forest, Ill., north of Chicago, Hospira has approximately 13,000 employees and 14 manufacturing facilities worldwide. Hospira’s news releases and other information can be found at www.hospira.com.

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